Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

November 3, 2010

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746 on Form S-8 and 333-143110 and 333-165672 on Form S-3) of CVS Caremark Corporation of our reports dated May 4, 2010, July 28, 2010 and November 3, 2010, relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

Very truly yours,

/s/ Ernst & Young LLP

Boston, Massachusetts